EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES AUGUST CASH DISTRIBUTION

Dallas, Texas, August 19, 2003 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.176077 per unit, payable on September 15, 2003, to unitholders of record on August 29, 2003.  This distribution includes cash receipts related to underlying gas sales volumes of approximately 2,581,000 Mcf, which were primarily produced in June, a decrease from sales volumes of 2,621,000 Mcf related to the prior month distribution.  Daily gas sales volumes for the August distribution increased to 86,000 Mcf from 84,600 Mcf for the July distribution.  Six wells are currently being drilled on the underlying properties. The average gas price was $5.13 per Mcf, a $0.63 increase from the July distribution average gas price.  Budgeted development costs of $750,000 were deducted for this distribution.  Production expense for the month was $1,562,000 and overhead was $628,000.

The distribution includes a reduction of 2.1 cents per unit related to the settlement of the class action lawsuit, Booth, et al. V. Cross Timbers Oil Company. This amount reflects the trust’s 80% share of the settlement relating to production from the underlying properties for periods since December 1, 1998, the creation date of the trust.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis	Louis G. Baldwin
	Assistant Vice President	Executive Vice President &
	Bank of America, N.A.	Chief Financial Officer
	(Toll Free)	XTO Energy, Inc.
	877/ 228-5083	817/ 870-2800
www.hugotontrust.com